Exhibit 4.11

CUSTOM SALES AGREEMENT

BASE AGREEMENT

International Business Machines Corporation	281 Winter Street
Waltham, MA 02451, USA
Agreement No. 000590

E.Z. Chip:              E.Z.Chip Technologies Ltd.
Ramat Gabriel Industrial Park
POB 184
10551 Migdal Haemek
Israel

This Custom Sales Agreement between E.Z. Chip Technologies Ltd. (“E.Z. Chip”) and International Business Machines Corporation (“IBM”), which consists of this Base Agreement and Statement of Work Attachments, shall be referred to as the “Agreement”. The term of this Agreement commences on the last date of signature below and expires five (5) years thereafter.

By signing below, the parties each agree to be bound by the terms and conditions of this Agreement including the initial Statement of Work, Attachment No. 1, and no additional signature on the initial Statement of Work is required. Subsequent Statement of Work Attachments under this Agreement must be signed by the parties to become effective.

Upon signature by both parties, it is agreed this Agreement constitutes the complete and exclusive agreement between them superseding all contemporaneous or prior agreements and other communications between them, written or oral, relating to the subject matter of this Agreement, notwithstanding anything contained in any document issued by either party. This Agreement may not be amended or modified except by a written amendment signed by duly authorized signatories of both parties.

The parties expressly acknowledge that they have received and are in possession of a copy of any referenced item which is not physically attached to the Agreement and any such item will be treated as if attached.

Accepted and Agreed To: E.Z. Chip Technologies Ltd. By: /s/ Eli Fruchter Name: Eli Fruchter Title: President and CEO 30/10/2000	International Business Machines Corporation By: John Beiswenger Name: John Beiswenger Title: Exec. Mgr. MD WW Contracts & Business Practices, IBM Technology Group 28 October 2000

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1.0  DEFINITIONS

Capitalized terms in this Agreement have the following meanings. An Attachment may define additional terms; however, those terms apply only to that Attachment.

 1.1           “Item” shall mean any part, specification, design, document, report, data or the like which E.Z. Chip delivers to IBM under this Agreement and which E.Z. Chip marks as “Use Restricted”, “Confidential” or “Proprietary”.

 1.2           “Product” shall mean production units to be sold or purchased under this Agreement. Products shall not include Prototypes.

 1.3           “Prototype” shall mean a preliminary version of a Product which may or may not be functional, is intended for internal use and testing and not for resale, and is not suitable for production in commercial quantities.

 1.4           “Purchase Order Lead Time” shall mean the required minimum amount of time between IBM’s receipt of the purchase order issued by E.Z. Chip and the requested shipment date that is necessary to accommodate manufacturing cycle time.

 1.5           “Related Company” of a party hereunder shall mean a corporation, company or other entity which controls or is controlled by such party or by another Related Company of such party, where control means ownership or control, direct or indirect, of more than fifty (50) percent of: (i) the outstanding voting shares or securities (representing the right to vote for the election of directors or managing authority), or (ii) the ownership interests representing the right to make decisions for such a corporation, company or other entity (as the case may be in a partnership, joint venture or unincorporated association having no outstanding shares or securities). However, any such corporation, company or other entity shall be deemed to be a Related Company of such party only so long as such ownership or control exists.

 1.6           “Service” shall mean any manufacturing activity or design, or engineering work IBM performs.

 1.7           “Shipment Date” shall mean IBM’s estimated date of shipment.

2.0  AGREEMENT STRUCTURE

 2.1           This Agreement consists of: (i) the Base Agreement which defines the basic terms and conditions of the relationship between the parties; and (ii) Attachments which specify the details of a specific work task. An Attachment may include additional or differing terms and conditions, however such terms and conditions apply only to that Attachment. Attachments also include any specification documents agreed to by the parties applicable to the specific work under that Attachment.

 2.2           If there is a conflict among the terms and conditions of the various documents, Attachment terms and conditions govern.

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 2.3           Except for Product part numbers, part number descriptions, prices and quantities, purchase orders and acknowledgements will be used to convey information only and any terms and conditions on those are void and replaced by this Agreement.

 2.4           E.Z. Chip and its wholly owned subsidiaries may order under this Agreement. Either party may include its other Related Companies under this Agreement by written agreement with the other party.

 2.5           For non-U.S. sales (E.Z. Chip takes title outside the U.S.), the contract of sale for Products and/or Prototypes purchased under this Agreement will be between the IBM legal entity that will supply the Products and/or Prototypes (“the Plant”) and E.Z. Chip. It is agreed that all such orders will incorporate the terms of this Agreement whether expressly referenced or not, and will only be accepted subject to the terms of this Agreement. Orders will be accepted by the Plant when it issues an acceptance document thereby creating the contract of sale for the Products. IBM reserves the right to enforce the provisions of this Agreement on behalf of the Plant.

 2.6           For U.S. sales (E.Z. Chip takes title within the U.S.), the contract of sale for Products and/or Prototypes purchased under this Agreement will be between IBM and E.Z. Chip.

 2.7           Any purchase order submitted by E.Z. Chip during the term of this Agreement (whether or not it references this Agreement) for Products, Prototypes, or Services from IBM’s Microelectronics Division shall be subject to and governed by the terms and conditions of this Agreement, unless there is another signed, written agreement in place between IBM and E.Z. Chip with respect to the subject matter of the purchase order. The foregoing shall be in effect regardless of whether E.Z. Chip and IBM have executed any Attachment specific to the Products, Prototypes, or Services ordered. If no such Attachment has been executed, then the terms of the Attachment most recently executed by E.Z. Chip and IBM shall control, except with respect to those matters which are uniquely applicable to the specific Product, Prototype or Service in question (such as specific NRE charges, Product pricing, specific Items and deliverables, Product names and descriptions, Purchase Order Lead Times, and demand forecasts).

3.0  ORDER AND DELIVERY

 3.1           E.Z. Chip shall order Products, Prototypes and Services by issuing written purchase orders, which are subject to acceptance by IBM. Purchase orders must be received by IBM in advance, allowing at least for the Purchase Order Lead Time specified in the applicable Attachment. IBM shall be entitled not to accept any purchase order from E.Z. Chip (i) if such purchase order does not comply with the terms and conditions of this Agreement and any applicable Attachment (for example, the purchase order is for Products, Prototypes or Services in a quantity beyond that provided in this Agreement and any applicable Attachment, specifies a price other than that provided in this Agreement and any applicable Attachment, or is for an item not listed in an applicable Attachment as a Product, Prototype or Service) and/or (ii) the acceptance and performance of which would result in IBM incurring liability for breach of an existing contractual obligation to a third party concerning a commitment to provide capacity to such third party, but in any such case IBM shall be entitled not to accept the purchase order only after it has sought to agree to an alternative delivery schedule with E.Z. Chip  based upon the earliest available capacity and/or (iii) which IBM is not able to perform due to a supply constraint (as defined in Section 5.1. below).

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 3.2           E.Z. Chip is responsible for all freight and duty charges from IBM’s shipping location. Title and risk of loss pass to E.Z. Chip upon tender to the carrier for shipment to E.Z. Chip. At E.Z.Chip’s request, IBM will support E.Z. Chip in procuring, at E.Z. Chip’s expense, shipping and insurance for the Products.

4.0  EZCHIP’s RESPONSIBILITIES

E.Z. Chip represents and warrants that:

 4.1           Products will be: (1) integrated or incorporated into systems sold under E.Z. Chip’s logo or trade name unless otherwise specified by IBM in writing; or (2) distributed in incidental additional quantities for use as service or upgrade parts in systems E.Z. Chip has sold.  E.Z. Chip may also use up to 5% of the Products internally.

 4.2           E.Z. Chip will not use any Products, Prototypes or Services acquired hereunder, or sell or transfer such Products, Prototypes or Services to any others including civilian end users for use, in conjunction with medical devices, military or nuclear applications.

 4.3           E.Z. Chip will keep suitable records to show compliance with this Agreement.  At IBM’s request, E.Z. Chip will demonstrate to IBM that E.Z. Chip has fully complied with the Agreement’s terms.

 4.4           E.Z. Chip  will not: (1) make any representations or warranties about IBM or IBM’s involvement in the design, engineering or manufacturing of Products, Prototypes or Services other than those IBM specifically authorizes in writing; or (2) take any action or make any commitment on IBM’s behalf.

5.0  CANCELLATION AND RESCHEDULING

 5.1           In the event that IBM’s ability to supply Product becomes constrained, IBM may, as IBM deems reasonable, reduce quantities or delay shipments to E.Z. Chip. IBM’s ability to supply a Product is “constrained” any time when demand (based on forecasts, pending and/or committed orders) from all IBM customers (including internals and externals) exceeds the available supply for products that use the same or similar technology, manufacturing process and/or components as the Product. IBM will provide E.Z. Chip with notice of any such supply constraint after IBM has knowledge of the constraint.

 5.2           E.Z. Chip may cancel or reschedule an order only upon prior written notice to 1BM. In the event of a cancellation or reschedule which exceeds the rescheduling rights set forth in an applicable Attachment, E.Z. Chip shall pay the quoted price for Products, Prototypes and/or Services delivered or ready for shipment and the cancellation charges set forth in the applicable Attachment.

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 5.3           In the first year of production, invoiced prices will be based on E.Z. Chip’s 12 months forecast. The parties will meet annually to review and determine any applicable unit price adjustments based on the actual quantities shipped by IBM during the previous year.

6.0  PAYMENT

 6.1           Prices shall be as set forth in an applicable Attachment. IBM shall invoice E.Z. Chip after the Products or Prototypes have been shipped or the Services provided. E.Z. Chip shall pay the full amount of the invoice within [*] of the invoice date, provided however, that in the event IBM determines E.Z. Chip has exceeded its credit limit with IBM, then IBM shall have the right, in its sole discretion, to require payment before shipment or payment via letter of credit. IBM may stop shipments to E.Z. Chip if E.Z. Chip does not comply with applicable credit terms or limits or this Agreement. Late payment of invoices may be assessed a charge equal to the lesser of 1.5% of the balance due per month or the statutorily allowed maximum rate of interest in accordance with applicable law.

7.0  TAXES

 7.1           E.Z. Chip is responsible for all taxes related to Products, Prototypes and Services except for taxes based on IBM’s net income.

8.0  LIMITED WARRANTY

 8.1           IBM warrants all Products to be free from defects in material and workmanship for a period of thirty (30) days from date of shipment unless otherwise stated in an Attachment applicable to such Products. E.Z. Chip acknowledges that the functionality of Products is contingent on E.Z. Chip’s designs and, therefore, such warranty does not apply to the functionality of Products fabricated under this Agreement. IBM does not warrant: (a) uninterrupted or error free operation of the Products; or (b) that IBM will correct all defects. IBM warrants Services will be performed using reasonable care and skill.

 8.2           IBM’s sole liability and E.Z. Chip’s sole remedy for breach of warranty shall be limited as stated in this Section 8 and Section 12, and in applicable Attachments.

 8.3           If E.Z. Chip claims that any Products are nonconforming, E.Z. Chip shall (1) promptly notify IBM in writing of the basis for such nonconformity; (2) follow IBM’s instructions for return of the Products; and (3) at IBM’s request, return the Products freight collect to the IBM designated location. IBM has sole discretion to apply minimum return quantities.

* This portion of the Agreement has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Agreement, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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 8.4           If IBM determines such Products do not meet the warranty, IBM will, at its option, repair or replace the Products or issue a credit at the price in effect as of the date of the credit. If IBM replaces the Products, the returned Products become IBM’s property, but may not be re-sold by IBM and shall be used solely for quality control analysis destroyed or stripped from its properties and recycled. This warranty does not cover Products that are defective because of: (a) accident, abuse, misuse, negligence, modification, or improper maintenance; (b) failure caused by a product which IBM did not provide or for which IBM is not responsible; or (c) use or storage in other than IBM’s specified operating environment. This warranty is void if Product labels have been removed or altered.

 8.5           This warranty is not transferable. No course of dealing, course of performance, usage of trade, or description of Product, Prototype or Service shall be deemed to establish a warranty, express or implied.

 8.6           ALL PROTOTYPES ARE PROVIDED “AS IS” WITHOUT WARRANTY OR INDEMNIFICATION OF ANY KIND BY IBM.

 8.7           THE FOREGOING WARRANTIES ARE E.Z. CHIP’S EXCLUSIVE WARRANTIES AND REPLACE ALL OTHER WARRANTIES OR TERMS, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF NONINFRINGEMENT AND THE IMPLIED WARRANTIES OR TERMS OF MERCHANTABILITY, FITNESS OR USAGE FOR PARTICULAR PURPOSE, AND SATISFACTORY QUALITY.

9.0  PATENTS AND COPYRIGHTS

 9.1           If a third party claims that a Product or Service IBM provides to E.Z. Chip infringes that party’s patent or copyright, IBM will defend E.Z. Chip against that claim at IBM’s expense and pay all costs, damages, and attorney’s fees that a court finally awards, provided that E.Z. Chip:

1.           promptly notifies IBM in writing of the claim; and

2.           allows IBM to control, and cooperates with IBM in, the defense and any related settlement negotiations.

If such a claim is made or appears likely to be made, E.Z. Chip agrees to permit IBM to enable E.Z. Chip to continue to use the Product or Service, or to modify it, or replace it with one that is at least functionally equivalent. If IBM determines that none of these alternatives is reasonably available, E.Z. Chip agrees to return the Product or Service to IBM upon written request. IBM will then provide E.Z. Chip a credit equal to the amount E.Z. Chip paid for the given Product or Service.

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This is IBM’s entire obligation to E.Z. Chip regarding any claim of infringement.

 9.2           IBM shall have no obligation regarding any claim based on any of the following:

  1.           anything E.Z. Chip provides which is incorporated into a Product or Service (including, but not limited to, specifications, designs, documents, reports, or data);

  2.            E.Z. Chip’s modification of a Product or Service;

  3.           the combination, operation, or use of a Product or Service with any product, data, or apparatus that IBM did not provide; or

  4.           infringement by a non-IBM product alone, as opposed to its combination with Products IBM provides to E.Z. Chip as a system.

 9.3           If a third party claims that a Product or Service IBM provides to E.Z. Chip infringes that party’s patent or copyright, and such claim is based upon any of the factors specified in Section 9.2, E.Z. Chip will defend IBM against that claim at E.Z. Chip’s expense and pay all costs, damages, and attorney’s fees that a court finally awards, provided that IBM:

  1.           promptly notifies E.Z. Chip in writing of the claim; and

  2.           allows E.Z. Chip to control, and cooperates with E.Z. Chip in, the defense and any related settlement negotiations.

10.0  INTELLECTUAL PROPERTY RIGHTS AND LICENSES

 10.1           E.Z. Chip warrants that it is the originator, rightful owner or licensee of all Items supplied to IBM hereunder and that to the best of E.Z. Chip’s knowledge no part of such Items infringes any intellectual property rights.

 10.2           Title to all intellectual property rights in respect of Items shall be vested in E.Z. Chip, except to the extent that the intellectual property contained in any Item belongs to IBM or another party, or is otherwise in the public domain.

 10.3           IBM or its licensors shall retain and have all intellectual property rights (including, without limitation, mask work rights) associated with, and process technology furnished by IBM in connection with, the Products, and their design, development or manufacture, including, but not limited to:

   I.           all base diffusion layers;

   II.          all IBM-licensed design rules, libraries, macros, cores/IP blocks; and

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   III.         all IBM-furnished modifications of any such elements,

save to the extent, if any, that such intellectual property rights and such circuitry design are furnished by, or originate from E.Z. Chip.

 10.4           Any individual who has seen Items under this Agreement shall not be precluded from working on other projects including those that relate to similar subject matter, provided that the individual does not make reference to the Items and does not copy the substance of the Items for use on such other projects. Furthermore, nothing herein shall be construed as restricting IBM from disclosing or using any general learning, skills or know-how developed by its personnel as a result of having access to Items under this Agreement, if a person of ordinary skill in the relevant area would not regard such actions as a material disclosure or use of the specific Items.

IBM may disclose the Items to its consultants and contractors with a need to know. Such disclosure shall comply with the terms and conditions of the Confidential Agreement No. C00754-X03038 entered into by the parties on 18 May 2000.

 10.5           Subject to the provisions of sections 10.2, and 10.3 and 10.4, IBM shall use Items only for the purposes of fulfilling this Agreement and for no other purpose whatsoever.

 10.6           The unique mask work right in the final overall mask set for each Product shall be the joint property of IBM and E.Z. Chip. At E.Z. Chip’s request and expense, IBM shall apply for mask work protection in the names of E.Z. Chip and IBM jointly. Neither party shall use such mask work right otherwise than for enforcing such right against any infringer thereof. Each party agrees that the other party may proceed independently against any infringer of such mask work right. Neither party shall have a duty of accounting to the other with respect any of such proceedings or profits derived from its interest in such mask work right as a result of such proceedings.

 10.7           E.Z. Chip acknowledges and agrees that place and route data, database tapes, mask sets (including the final overall mask set for the Products) and other customized data relating to the Products contain proprietary information of IBM as well as of E.Z. Chip and such materials shall, therefore, be held at all times in IBM’s custody. IBM shall own any tangible mask made by IBM using documents, drawings and models provided by E.Z. Chip. IBM shall use any tangible netlist tapes, test tapes and GDS II tapes received from E.Z. Chip or generated exclusively for E.Z. Chip under this Agreement, and any mask made from such GDS ll tapes, only to manufacture the Products to be sold to E.Z. Chip.

 10.8           IBM shall not have any right without the prior written consent of E.Z. Chip to manufacture, sell or license any of the Products developed hereunder to any third party.

 10.9           No license, immunity or other right is granted herein to E.Z. Chip, whether directly or by implication, estoppel, or otherwise, with respect to any patent, trademark, copyright, mask work, trade secret, utility model, know-how, or other intellectual property rights, with the exception of E.Z. Chip’s right to use Products supplied hereunder. Such right does not include any license or immunity, express or implied, under any patent of IBM or its Related Companies covering the combination of the Products with other products purchased from others or the use of any such combination, or under a patent or other intellectual property right of any third party relating to the combination of the Products with any other products. The right to use any such patent or any such other intellectual property right must be licensed separately and directly from the owner(s) thereof.

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11.0  TRADEMARK

 11.1           Nothing in this Agreement grants either party any rights to use the other party’s trademarks or trade names, directly or indirectly, in connection with any product, prototype, service, promotion, publication or publicity without prior written approval of the other party or trademark or trade name owner.

12.0  LIMITATION OF LIABILITY

 12.1           Circumstances may arise where, because of a default on IBM’s part or other liability, E.Z. Chip is entitled to recover damages from IBM. In each such instance, regardless of the basis on which E.Z. Chip is entitled to claim damages from IBM (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), the following terms apply as Customer’s exclusive remedy and IBM’s exclusive liability.  IBM is liable for no more than:

   1.           payments referred to in the patents and copyrights terms above;

   2.           damages for bodily injury (including death) and damage to real property and tangible personal property; and

   3.           the amount of any other actual direct damages up to the greater of U.S. $[*] (or equivalent in local currency) or the charges for the Product or Service that is the subject of the claim.

This limit also applies to any of IBM’s subcontractors. It is the maximum for which IBM and its subcontractors are collectively responsible.

 12.2           Under no circumstances is IBM, or its subcontractors, liable for any of the following:

   1.           third-party claims against E.Z. Chip for damages (other than those under the first two items listed above);

* This portion of the Agreement has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Agreement, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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2.           loss of, or damage to, E.Z. Chip’s records or data; or

3.           special, incidental, or indirect damages or for any economic consequential damages (including lost opportunities, profits and savings), even if IBM is informed of their possibility.

13.0  TERMINATION

 13.1           If either party materially breaches a term of this Base Agreement or an Attachment, the other party may, at its option, terminate this Agreement or any or all Attachments provided the party in breach is given written notice and fails to cure such breach within 30 days or immediately in the event of (i) insolvency, dissolution or liquidation by or against either party, (ii) any assignment of either party’s assets for the benefit of creditors, or (iii) any act or omission of an act by a party demonstrating its inability to pay debts generally as they become due or (iv) any transfer of substantially all of either’s business or assets to a third party (other than (A) in the context of the first merger or take-over of such party as a whole following signature of this Agreement or (B) a transfer of E.Z. Chip’s business or assets to LanOptics Ltd., or to a third party in which the beneficial ownership is substantially the same as in E.Z. Chip at the time of transfer). If IBM has a reasonable basis to believe any of the Items infringe an intellectual property right of any third party, IBM may immediately terminate its obligations hereunder as to Products relating to such Items.

 13.2           If IBM terminates this Agreement or an Attachment, IBM shall be entitled to treat any or all applicable outstanding purchase orders as if cancelled by E.Z. Chip and E.Z. Chip shall pay (i) all applicable IBM procurement costs, (ii) (in the case of affected Products, Prototypes and/or Services delivered or ready for shipment) the quoted applicable price, and (iii) (in any other case) the cancellation charges set forth in the applicable Attachment or Attachments. Monies owing IBM shall become immediately due and payable.

 13.3           If E.Z. Chip terminates this Agreement or an Attachment, IBM will fill all applicable previously accepted purchase orders for Products, but IBM shall not be obligated to accept further applicable purchase orders after receiving notice.

 13.4           This Base Agreement will continue after its termination or expiration with respect to any Attachments already in place until they expire, are terminated or completed. Provided that no monies are due IBM, applicable Items shall be disposed of as directed by E.Z. Chip in writing at E.Z. Chip’s expense after a termination or expiration.

14.0  EXPORT REGULATIONS

 14.1           Regardless of any disclosure made by E.Z. Chip to IBM of an ultimate destination of Products, Prototypes and technical data, E.Z. Chip will not export either directly or indirectly any Product, Prototype or technical data, or any system incorporating them, without first obtaining all required licenses and permits from all relevant government agencies and departments. In addition, E.Z. Chip warrants that Products and Prototypes are not for space or missile use, do not contain encryption, and do not relate to radiation hardened design, circuitry, manufacturing or testing.

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 14.2           Whenever IBM arranges for export or import, with respect to all relevant governmental and administrative authorities, including the United States and European Union, E.Z. Chip: (1) recognizes that IBM may not know or have reason to know the intended function of E.Z. Chip’s products and technical data and must rely on E.Z. Chip to provide correct information for export and import of Products, Prototypes and technical data, (2) agrees to provide all information necessary to determine all relevant export authorizations and to export and import the Products, Prototypes and technical data, including as applicable the Export Classification Control Number (ECCN) and subheadings, and (3) agrees to assist with obtaining any required licenses and authorizations for export and import of Products, Prototypes and technical data and with making any required filings.  E.Z. Chip shall be fully responsible for the correctness of information provided by E.Z. Chip and any use of it to comply with applicable regulations.

14.3           FAILURE TO COMPLY WITH THE EXPORT REGULATIONS PROVISIONS ABOVE SHALL VOID ALL WARRANTIES PROVIDED BY IBM HEREIN.

15.0  NOTICES

 15.1           All communications and notices between the parties concerning this Agreement shall be in writing given to the appropriate individual listed in the applicable Attachment, or his/her successor, and shall be deemed sufficiently made on the date personally served or sent in a manner that generates a reliable written receipt (e.g. via mail, facsimile or electronic data interchange). Communication by facsimile or electronic data interchange is acceptable as a “writing.”  The autographs of representatives of the parties, as received by facsimile or electronic data interchange, shall constitute “original” signatures.

16.0  INDEPENDENCE OF ACTION

 16.1           Each party agrees that this Agreement will not restrict the right of either party to enter into agreements with other parties for same or similar work, or to make, have made, use, sell, buy, develop, market or otherwise transfer any products or services, now or in the future, so long as confidential information is not disclosed. IBM shall not sell, market or otherwise transfer to any third party any Products using the trademark or trade name of E.Z. Chip without prior written consent.

17.0  GENERAL

 17.1           With the exception of the foregoing and the terms and conditions of this Agreement, no information exchanged between the parties shall be considered confidential. In the event E.Z. Chip or IBM needs to disclose specific confidential information to the other in order for IBM to furnish Products, Prototypes and/or Services hereunder, such information shall be disclosed only pursuant to the terms of the Confidential Disclosure Agreement (the “CDA”) no. C00754-X03038 entered into by the parties on 18 May 2000, which shall govern the use by each party of the Information (as defined in the CDA) of the other. E.Z. Chip shall not disclose the terms or conditions of this Agreement without IBM’s prior written approval, except to the extent required by securities or other laws.

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 17.2           Each party shall comply, at its own expense, with all applicable United States (local, state and federal), European Union, and other country or country group laws and regulations, and shall procure all licenses and pay all fees and other charges required thereby.

 17.3           Except for E.Z. Chip’s obligation to pay, neither party will be responsible for failing to perform under this Agreement for acts of God, natural disasters, or other similar causes beyond its reasonable control.

 17.4           The validity, construction, and performance of this Agreement will be governed by the substantive laws of the State of New York, United States, as though this Agreement were executed in and fully performed within the State of New York and without regard to any conflict of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Neither party will bring a legal action against the other more than two (2) years after the cause of action arose, except for actions for non-payment or to enforce intellectual property rights. Both parties waive the right to a jury trial in any dispute arising out of this Agreement. Both parties agree that any action concerning this Agreement shall be brought in a court of competent jurisdiction in the State of New York and hereby consent to the personal jurisdiction of any such court and to service of process in the manner provided for the giving of notices pursuant to this Agreement. If, notwithstanding the foregoing, a New York court’s judgment is not enforceable against a party, the other party may bring such an action in any court of competent jurisdiction.

 17.5           E.Z. Chip may not assign its rights or delegate its obligations under this Agreement without the prior written consent of IBM, which IBM agrees not to withhold or condition in the event of all (or substantially all) of E.Z. Chip’s business as a whole being acquired for the first time by a third party following signature of this Agreement.

 17.6           No delay or failure by either party to act in the event of a breach or default hereunder shall be construed as a waiver of that or any subsequent breach or default of any provision of this Agreement.

 17.7           If any part, term or provision of this Agreement is declared unlawful or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

 17.8           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

 17.9           Once signed by both parties, any reproduction of this Agreement made by reliable means (e.g. photocopy or facsimile) is considered an original.

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 17.10           Any terms of this Agreement which by their nature extend beyond expiration or termination of this Agreement shall remain in effect until fulfilled and shall bind the parties and their legal representatives, successors, heirs and assigns.

 17.11           This Agreement is in English language only, which shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in English language.

 17.12           This Agreement is not intended to and does not benefit any party except IBM (including the Plant) and E.Z. Chip. It is the parties’ express intent that this Agreement is not a third party beneficiary contract.